Exhibit 99.3

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. to Acquire The Boathouse Restaurants

Transaction Expected to be Accretive to Earnings

Portland, Oregon — (Business Wire)—November 1, 2006 — McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today announced it has agreed to acquire all of the operating assets and intellectual property of The Boathouse restaurant concept from The Spectra Group of Great Restaurants Inc. (Toronto: SPA.TO) for approximately US$14.3 million. The Boathouse operates five prime waterfront locations, and generated approximately US$18.7 million in revenues over the twelve-month period ended July 23, 2006.

Doug Schmick, Chairman and President of McCormick & Schmick’s Seafood Restaurants, Inc., said “The Boathouse shares many characteristics with our McCormick & Schmick’s seafood brand, including a long history of operational excellence, strong unit economics, broad guest appeal, price points, regionally inspired recipes using top quality local suppliers, a focus on banquet sales, and a robust bar business. The Boathouse restaurants themselves are located in premium locations, and most have undergone extensive renovations over the past few years. We foresee additional growth opportunities for the concept in British Columbia, as well as the potential to enter other Canadian cities. We are very excited about this acquisition and our meaningful entry into the Canadian restaurant market.”

A local landmark in the Vancouver, British Columbia, area for more than 20 years, The Boathouse specializes in providing an exceptional dining experience to its guests by offering fresh seafood, premium meats and an extensive wine list in a relaxed and casual atmosphere.

In addition, the Company intends to purchase inventory and other current assets, assume certain short-term liabilities, and assume the lease for a sixth restaurant in Port Moody, British Columbia, which is currently under construction. The acquisition is subject to customary closing conditions and is expected to be completed in the first quarter of 2007. The Company expects the transaction to be accretive to earnings and will provide additional details in its 2007 financial guidance after the acquisition is completed.

About The Spectra Group

The Spectra Group of Great Restaurants, Inc. (Toronto: SPA.TO) is a Vancouver, British Columbia-based restaurant company known for its highly frequented and award-winning portfolio of restaurants. In addition to The Boathouse restaurant brand, the Company operates the Kingston Taphouse & Grille, the Red Door Pan Asian Grill, and is a franchisee of Brinker International’s (NYSE: EAT) Romano’s Macaroni Grill.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment. Over the past 34 years, it has successfully grown to 63 restaurants in 24 states and the District of Columbia by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a diverse base of casual diners, families, travelers and the business community. For more information on McCormick & Schmick’s, please visit www.McCormickandSchmicks.com.

Forward-Looking Statements

The statement that the Company expects the acquisition of The Boathouse restaurants to be accretive to earnings is a forward-looking statement. This forward-looking statement is based on information available to us on the date of this release and we assume no obligation to update this forward-looking statement for any reason. This statement is subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our unfamiliarity with the market in British Columbia, Canada; factors that could affect our ability to achieve and manage these new restaurants, such as the availability of qualified employees; exchange rate fluctuations; changes in the availability and costs of food; potential fluctuation in our quarterly operating results of these restaurants due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of Canadian government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry.

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